Exhibit 99.3

Press Release: Greif, Inc. Enters Into Definitive Agreement to Sell Consumer Packaging Group for $85 Million

On February 27, 2020, Greif, Inc. (NYSE: GEF, GEF.B) ("Greif"), a world leader in industrial packaging products and services, announced that it has entered into a definitive agreement to sell its Consumer Packaging Group ("CPG") business for $85 million in cash to Graphic Packaging Holding Company (NYSE: GPK). Greif expects to use the proceeds for debt repayment.

"We are pleased with the conclusion of the CPG strategic review process," said Pete Watson, Greif's President and Chief Executive Officer. "The sale of CPG allows us to de-lever our balance sheet and optimize capital allocation plans. By divesting these assets, we can refocus our business on our core industrial franchise and our stated strategic growth priorities in Intermediate Bulk Container production and reconditioning and containerboard integration."

Greif's CPG business consists of seven converting facilities that manufacture folding cartons for consumer packaged goods businesses. Subject to the satisfaction of customary closing conditions, the companies expect to complete the transaction by March 31st, 2020.

Greif expects no material impact to its Fiscal 2020 outlook or Fiscal 2022 financial commitments from this divestiture and reaffirms its expectation of at least $70 million synergies over 36 months from the closing of the Caraustar acquisition.

Goldman Sachs & Co. LLC served as exclusive financial advisor to Greif for this transaction. Allen & Overy LLP served as Greif's exclusive legal advisor.

About Greif

Greif is a global leader in industrial packaging products and services and is pursuing its vision: In industrial packaging, be the best performing customer service company in the world. The Company produces steel, plastic and fibre drums, intermediate bulk containers, reconditioned containers, flexible products, containerboard, uncoated recycled paperboard, coated recycled paperboard, tubes and cores and a diverse mix of specialty products. The Company also manufactures packaging accessories and provides filling, packaging and other services for a wide range of industries. In addition, Greif manages timber properties in the southeastern United States. The Company is strategically positioned in over 40 countries to serve global as well as regional customers. Additional information is on the Company's website at www.greif.com.

Cautions Concerning Forward-Looking Statements

Except for historical information, all other information in this release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are based on assumptions, expectations and other information currently available to management. Such forward-looking statements are subject to certain risks and uncertainties that could cause the Company's actual results to differ materially from those forecasted, projected or anticipated, whether expressed or implied. The most significant of these risks and uncertainties are described in Part I, Item 1A under "Risk Factors" of the Company's most recently filed Form 10-K, as amended by the Company's subsequent filings with the Securities and Exchange Commission. All forward-looking statements made in this news release are expressly qualified in their entirety by reference to such risk factors. Except to the limited extent required by applicable law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please contact:

Investors: Matt Eichmann, Vice President, Investor Relations & Corporate Communications, 740-549-6067